Walmart
FOR IMMEDIATE RELEASE

Kathryn McLay to depart Walmart

BENTONVILLE, Ark., January 15, 2026 – Walmart Inc. (Nasdaq: WMT) today announced Kathryn McLay, President and CEO of Walmart International, will depart Walmart. McLay will remain in the role until January 31st but will continue at the company through the first quarter to help ensure a smooth transition.

“I’m grateful for the positive impact Kath has had on our people and our company throughout her decade of service,” said Doug McMillon, President and CEO of Walmart Inc. “Since stepping in to lead Walmart International in 2023, Kath has led a growth agenda, producing strong top- and bottom-line results, advancing our digital and technology transformation, and strengthening our leadership team. She has done a fantastic job, and we will miss her positive impact on our business.”

Prior to Walmart International, McLay served as President and CEO of Sam’s Club U.S., where she and the team delivered 12 straight quarters of double-digit sales growth. During her Sam’s Club tenure, she improved merchandise quality, expanded our omnichannel capabilities, and led the business through the pandemic where her passion for people helped Walmart serve members during a challenging time. McLay first joined the company working in Walmart U.S. strategy and supply chain and then led the Neighborhood Market business.

“It’s been a privilege to work at Walmart over the past decade,” said McLay. “The roles I’ve held at the company have been extraordinary, filled with opportunities to have an impact on communities, touch lives, serve customers and members, and lead with a sense of purpose. Walmart provided me the ability to make a real difference in the world, and I am truly grateful. I’ve said it before, and I believe it more than ever: The world is a better place because Walmart is in it.”

McLay’s successor will be named shortly.

About Walmart
Walmart Inc. (Nasdaq: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better — anytime and anywhere — in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

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